EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-194125) pertaining to the 2013 Stock Incentive Plan of Tetraphase Pharmaceuticals, Inc. and the Registration Statement (Form S-8 No. 333-189361) pertaining to the 2006 Stock Incentive Plan and the 2013 Stock Incentive Plan of Tetraphase Pharmaceuticals, Inc., of our report dated March 6, 2014, with respect to the consolidated financial statements of Tetraphase Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 6, 2014